[Exhibit 16]


                    [MILLER & MCCOLLOM LETTERHEAD]






March 8, 2004


Securities and Exchange Commission
450 West Fifth Street, N.W.
Washington, D.C. 20549


Ladies and Gentlemen:

We were previously principal accountants for American Busing Corporation (the "Company") and under the date of November 12, 2003, we reported on the consolidated financial statements of the Company as of and for the two years ended July 31, 2003. On March 3, 2004 our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated March 10, 2004, and we agree with such statements, except that we are not in position to agree or disagree with the Company's statement that BDO Seidman, LLP was engaged on March 4, 2004 as the Company's independent accountants.



/s/ Miller and McCollom


MILLER AND MCCOLLOM
4350 Wadsworth Boulevard, Suite 300
Wheat Ridge, Colorado 80033
USA